EXHIBIT 17.2



                                Roger E. Pawson


                                        December 26, 2004

National Business Holdings, Inc.
4878 Ronson Ct.
San Diego, CA 92111

     Re: Resignation

To Whom It May Concern:

     Please be advised that effective today, December 28, 2004, I hereby resign as President, Chief Executive Officer and a member of the Board of Directors of National Business Holdings, Inc., a corporation organized and existing under the laws of the State of Florida and that I no longer hold any officer or director positions National Business Holdings, Inc.



                                        Very truly yours,



                                        /s/ Roger E. Pawson
                                        -----------------------------
                                        Roger E. Pawson, CEO and Director